Exhibit (h)(33)

                                  JOINT INSURED
                    ERRORS AND OMISSIONS LIABILITY AGREEMENT

     AGREEMENT dated as of November 1, 2000 by and among Blue Chip Value Fund, Inc. ("BCVF") and Westcore Trust ("Westcore") (such entities referred to herein collectively as the "Funds"; and/or as the "Insured Parties").

                                   BACKGROUND

     A. The Funds are management investment companies registered under the Investment Company Act of 1940 (the "Act").

     B. Rule 17d-1(d)(7) under the Act permits arrangements regarding liability insurance policies between registered investment companies provided certain conditions are met.

     C. A majority of the Board members of each Fund (including, if applicable, a majority of the Board members who are not "interested persons" of such Fund as defined by Section 2(a)(19) of the Act) have given due consideration of the amount and ratable allocation of premiums of a joint insured errors and omissions liability policy and (i) have approved each particular Fund's participation in such policy as being in the best interests of that Fund, and
(ii) have determined that the allocation of the premium for the joint insured policy to be allocated to each particular Fund as set forth herein is fair and reasonable to that Fund.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, hereby agree as follows:

     1. JOINT POLICY. To insure the parties and their respective Board members and officers against their errors or omissions, the parties shall purchase a joint insurance policy (the "Policy") from a reputable insurance company (the "Insurer").

     2. LIMITS OF LIABILITY. The limit of the Insurer's liability under the Policy shall not be less than an amount approved by each Insured Party's Board.

     3. RATABLE ALLOCATION OF PREMIUM. Each Fund, so long as it continues to operate as an investment company, agrees to pay its proportionate share of the total premium due under the Policy, which share shall be determined based on each Insured Party's proportionate share of the sum of the premiums that would have been paid if such insurance coverage were purchased separately by the parties[; provided, however, that in cases where any Fund, on a stand-alone basis, would not be eligible for the Policy amount covered by this Agreement, the allocation will be based on the premium associated with the maximum policy amount available to that particular Fund based on its asset size or the premium associated with a $1 million policy, whichever is greater].
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     4.   ALLOCATION OF DEDUCTIBLES AND PROCEEDS

          (i) The term "Loss" shall mean any Loss (as such term or similar term is defined in the Policy) for which payment is made under the Policy by the Insurer on behalf of the Insured Parties or the respective officers, Board members or employees of the parties, or for which payment would have been made by the Insurer under the Policy if the limits of the Insurer's liability under the Policy had not been exceeded. The term "Recovery" shall mean the aggregate amount paid by the Insurer on behalf of the parties (or their respective officers, Board members or employees) in respect of a Loss.

          (ii) If an insured Party sustains a Loss as a result of one or more claims made during a single annual coverage period for which a Recovery is received under the Policy, such Insured Party shall receive an amount equal to the lesser of its actual Loss or the amount of coverage specified in Appendix A less any other Recoveries the Insured Party has received during that single annual coverage period.

          (iii) In each case of Loss, the applicable deductible under the Policy will be allocated among the Insured Parties sustaining Losses in proportion to the relative share of Recovery received by each Insured Party.

          (iv) If during an annual coverage period: (i) either (1) a claim is made or (2) an Insured Party becomes aware of circumstances which could give rise to a claim and provides notice to the Insurer in order that any claim subsequently arising from circumstances subject to such notice be treated by the Insurer as having been reported during the annual coverage period when notice was given and subject to the Aggregate Limit of Liability (as such term or similar term is defined in the Policy) for such period; and (ii) in a subsequent year it is determined that an Insured Party that made such claim or gave such notice is entitled to a Recovery (or would have been entitled to a Recovery except that the Aggregate Limit of Liability had been exceeded) with respect to the claim which was made or for which notice was given, then (i) such Recovery will be treated hereunder as a Recovery received in the annual coverage period in which the claim was made or notice was given (the "Period"); (ii) the allocation of Recoveries for the Period will be recalculated under Section 4(ii) hereof; and (iii) any Insured Party that received more of the aggregate Recoveries than they would have received absent such recalculation shall pay such excess to any Insured Party that gave such notice of the claim.

     5. RUN-OFF COVERAGE. Each Insured Party agrees that should a Fund or portfolios thereof cease to operate as an investment company the Policy will provide run-off coverage for actions by such Insured Party's Board members and officers prior to the cessation of such operations. Each Insured Party further agrees that a portion of the premium paid under the Policy by those Insured Parties which continue to operate as investment companies, will be for such run-off coverage, provided that such premium would be no greater than the premium that would be charged if no run-off coverage was provided. Any Recovery by an Insured Party received under such run-off coverage shall be allocated in accordance with Section 4 hereof.

     6. CLAIMS AND SETTLEMENTS. Each Insured Party shall, within five days after the making of any claim under the Policy, provide the other Insured Parties with written notice of the amount and nature of such claim. Each Insured Party shall

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provide the other Insured Parties with written notice of the terms of settlement of any claim made under the Policy by such party within five days after the receipt thereof.

     7. TERM. Subject to paragraph 8 hereof, this Agreement shall remain in effect as long as the Board of each Fund that continues to operate as an investment company (including, if applicable, a majority of the directors/trustees who are not "interested persons," as defined by Section 2(a)(19) of the Act, of such Fund) makes the annual determinations respecting the Policy required under Rule 17d-1(d)(7), and annually approves the renewal of the Policy.

     8. WITHDRAWAL AND AMENDMENTS. Any Insured Party may withdraw from this Agreement at any time and cease to be party hereto (except with respect to losses or notices of claims occurring prior to such withdrawal) by giving written notice to the other Insured Parties of such withdrawal. Upon withdrawal, a withdrawing Insured Party shall be entitled to receive any premium rebated by the Insurer with respect to such withdrawal as is determined by the Insured Parties to be equitable. This Agreement may be amended by the parties hereto in a written agreement signed by all such parties.

     9. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado.

     10. NO ASSIGNMENT. This Agreement is not assignable.

     11. NOTICES. All notices and other communications hereunder shall be in writing and shall be addressed as follows to the notified party:

                       Denver Investment Advisors LLC
                       1225 Seventeenth Street, Suite 2600
                       Denver, Colorado  80202
                       Attn:  Ms. Pamela Weber

                       Westcore Trust
                       c/o W. Bruce McConnel, III, Esq.
                       Drinker Biddle & Reath LLP
                       One Logan Square
                       18th & Cherry Streets
                       Philadelphia, PA  19103-6996

     12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     13. MASSACHUSETTS BUSINESS TRUST. The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of the State

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
Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of its trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the day and year first above written.

                                     BLUE CHIP VALUE FUND, INC.


                                     By: /s/ Kenneth Penland
                                         ---------------------------------------
                                     Title: Chairman

                                     WESTCORE TRUST


                                     By: /s/ Jasper R. Frontz
                                         ---------------------------------------
                                     Title: Treasurer

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                                   APPENDIX A


                                                                Minimum Coverage
                                                                ----------------
Blue Chip Value Fund, Inc.                                         $3,000,000

Westcore Trust                                                     $5,000,000